EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Monthly Newsletter, April 2009

WHITE PLAINS, N.Y., April 15, 2009 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its monthly newsletter today.

Signs of Life

Our world is continuing to change, although this time, we have progressed beyond early signs of stability. Building on the theme from our last newsletter, "A Shining Light," the environment in the lower middle market continues to improve. In general, companies' EBITDA are stabilizing, sales backlogs are building, and equity sponsors are searching for new investment opportunities and raising fresh capital. A number of our core sponsor partners are currently in the market raising capital from LPs and institutions to capitalize on the high expected returns that a 2009 vintage fund should produce. Without the plethora of financing alternatives, including some that dramatically distorted the market, owners of middle market companies are finally becoming more rational about the price at which they are willing to sell.

In other positive news, after three consecutive quarters of declining NAV per share, we believe that our March 31, 2009 NAV may equal or exceed our December 31, 2008 NAV. Our portfolio, which was primarily originated during the credit dislocation (approximately 85% since July 2007 and 55% since January 2008), is continuing to show signs of stability. We continue to proactively monitor our portfolio holdings, and our portfolio management team has been diligent in increasing rates and charging additional fees where we see potential problems.

Our portfolio includes exit fees and prepayment penalties which we expect to earn in the future. In a normal environment, we would expect this additional income to offset defaults. As a secured lender investing in sponsor-backed transactions, we believe that we will experience a lower default rate than many of our peers.

Our Board of Directors met yesterday and declared a $0.25 per share cash dividend payable in June. This is lower than the $0.33 per share we paid last quarter; this dividend reflects an adjustment to account for our non-accruing investments. We have also widened the targeted payout range to 90-100% of distributable income on an annual basis. While we have not in the past forecasted dividend growth or stability of payouts, we believe that, barring a further major drop in the economy, we will be able to maintain or exceed a $0.25 quarterly dividend. The Board of Directors also unanimously agreed that paying the dividend in stock is not an idea that we should pursue at a significant discount to NAV.

We have consistently said that we will utilize leverage when the time is right. This is a great environment in which to lend; we are seeing great investment opportunities, and we believe this environment will continue throughout 2009 and potentially throughout 2010. We believe this will result in strong risk-adjusted rewards. We look forward to continuing to develop a strong, diversified, middle market portfolio.

We believe that to achieve the leverage and safety necessary in our BDC portfolio, we should continue to primarily originate first lien securities in this market environment. We currently have approximately 46% first lien and 53% second lien securities with 1% equity securities at fair value. With our focus on first lien for new originations, we expect the FSC portfolio to contain over 65% first lien loans by 2010. As we do each month, we will provide an update on any non-performing assets. As of today we have three assets that are not accruing any PIK interest, of which two are non-performing.

We continue to be very excited about our prospects and look forward to sharing our results on our earnings call on May 7th.

Sincerely,

The Fifth Street Team

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, VP, Investor Relations
          (914) 286-6811
          Stacey@fifthstreetcap.com